Exhibit 10.2

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) as of June 1, 2018 (the “Effective Date”) made by and between OneQube, Inc. having its principal office at 330 7th Avenue 10th Fl., New York, NY 10001 (“LICENSOR”), and Kubient, having their principal places of business at 44 West 28th Street New York, New York 10003 (collectively, the “LICENSEE”).

WITNESSETH

WHEREAS, under an agreement of lease dated December 05, 2014 (the “Overlease”) between Super Nova 330 LLC (“Lessor” and or “Landlord”) and LICENSOR as tenant for a Term (as defined below) ending on June 1, 2021 of certain office space (the “Premises”) located on the Tenth Floor at 330 7th Avenue, New York, New York 10001 (the “Building”); and

WHEREAS, LICENSEE desires to occupy a portion of the Premises in the open bullpen located on the Wes end of the Premises (the “Offices”) , and

WHEREAS, LICENSOR and LICENSEE wish to set forth the terms and conditions under which LICENSOR will permit LICENSEE to occupy the Offices during the Term.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the parties hereto hereby agree as follows:

1. Term and Fees. LICENSOR does hereby permit LICENSEE to occupy the Offices for the period commencing on the Effective Date and continuing until the third anniversary of the Effective Date (the “Term”), unless terminated early or extended in writing by the parties hereto in accordance with this Agreement. Lessor shall consent to this Agreement during its three (3) year Term. During the Term, LICENSEE shall pay to LICENSOR a monthly license fee in advance of the first day of each calendar month without any set-off or reduction (collectively, the “Monthly License Fees”) at $600 per desk, plus applicable cleaning and maitenance fees per individual desk, on a prorata basis.

2. Payment of Monthly License Fees. The Monthly License Fees shall be billed to LICENSEE by LICENSOR on a monthly basis by way of an invoice. LICENSEE shall pay each invoice related to a Monthly License Fee within five (5) days after receipt thereof. If LICENSEE does not pay a Monthly License Fee within five (5) days after receipt of the related invoice, then, at LICENSOR’s option, LICENSEE shall be required to pay a late fee in the amount of ten percent (10%) of such unpaid Monthly License Fee amount.

3. No Possessory Interest. Notwithstanding anything set forth herein, Licensee acknowledges that nothing herein shall provide Licensee with either a possessory right, title or interest in and to the Overlease , or a possessory right in and to said Premises or Offices.

4. Use of Offices. The Offices shall be used for general business office purposes by LICENSEE and for no other use or uses without the prior written consent of LICENSOR.

5. Access. LICENSEE shall have access to the Offices at any time during which the Building is open to LICENSOR. For purposes of gaining access to the Offices, LICENSEE shall be provided with one or more keys to the Offices, all of which LICENSEE will return to LICENSOR upon termination of this Agreement.

6. Regulations.

A. LICENSEE agrees to be bound by and to observe all of the rules and regulations applicable to tenants and occupants of the Building.

B. LICENSEE shall not commit or permit the commission of any acts in the Offices nor use or permit the use of the Offices in any way that would: (i) increase the existing rates for or cause cancellation of any fire, casualty, liability or other insurance policy insuring Lessor, LICENSOR, the Building or its contents; (ii) violate or conflict with any law, statute, ordinance or governmental rule or regulation, whether now in force or hereinafter enacted, governing the Offices or the Building; (iii) obstruct or interfere with the rights of other tenants or occupants of the Building or injure or annoy them; (iv) constitute the commission of waste on the Offices or the commission or maintenance of a nuisance as defined by the laws of New York, or (v) violate any provision of the Overlease or the Agreement.

7. Alterations. No alteration addition or improvement to the Offices shall be made by LICENSEE without the prior written consent of Lessor and LICENSOR.

8. Maintenance and Repairs. Subject to the duty of Lessor under the Overlease to provide weekly cleaning service for the Offices, LICENSEE shall maintain the Offices in a good, clean and safe condition and shall on expiration or earlier termination of this Agreement surrender the Offices to LICENSOR in as good condition and repair as existed on the date of this Agreement, reasonable wear and tear and damage by the elements excepted. LICENSEE, at its own expense, shall repair all deterioration or injury to the Offices or to the Building occasioned by LICENSEE’s lack of ordinary care.

9. Common Areas.

A. LICENSOR shall make available to LICENSEE at all times during the Term of this Agreement in any portion of the Premises occupied by LICENSOR the conference room, pantry and other common areas (jointly referred to as “Common Areas”) as LICENSOR shall from time to time deem appropriate. LICENSEE shall have the nonexclusive right during the Term of this Agreement to use the Common Areas for itself, its employees, customers, clients, and invitees. Use of the conference room by LICENSEE will be subject to a sign-up sheet and a first come, first serve basis so as not to cause problems with the two parties operations.

B. LICENSOR agrees to share the use of the Common Areas with LICENSEE on a reasonable and equitable basis. All Common Areas shall be subject to the exclusive control and management of LICENSOR. LICENSOR shall have the right to close, if necessary, all or any portion of the Common Areas as is deemed necessary by LICENSOR in order to effect necessary repairs, maintenance or construction or to maintain LICENSEE’s safety or that of the general public. LICENSOR will maintain the Common Areas as required under the Overlease. LICENSEE is responsible for all repairs resulting from LICENSEE’s negligence which LICENSEE shall forthwith repair after notice from LICENSOR.

10. Utilities and Cleaning. Electric and weekly cleaning for the Offices, and the costs for each shall be pro-rated between LICENSOR and LICENSEE. The cost for any additional equipment needed to by the LICENSEE for internet or phone will be the responsibility of the LICENSEE. LICENSOR makes no warranties about its abilities to provide these services, and disruption in such services and amenities shall not constitute grounds for reduction of fees or withholding of payments, excepting those disruptions that arise from LICENSOR’S failure to meet its obligations to its service providers (e.g., utility companies, cleaning services, landlord, etc.). Supplies for coffee, paper, etc. will be billed directly to the LICENSEE covering the pro-rated amount or actual usage.

10a. Additional Premises costs to be paid by the LICENSEE pro rata:

Electrical costs

Cleaning and carting costs

HVAC Maintenance costs

RE Tax Escalation costs

11. LICENSEE’s Insurance. For the benefit of Lessor, LICENSOR, and LICENSEE, LICENSEE shall, during the Term of this Agreement, cause to be issued and maintained public liability insurance in the sum of at least $1,000,000 for injury to or death of one or more persons in any one accident, insuring Lessor, LICENSOR, and LICENSEE against liability for injury and/or death occurring in the Offices or the Common Areas. Lessor and LICENSOR shall be named as additional insureds and the policy shall contain cross-liability endorsements. LICENSEE shall maintain all such insurance in full force and effect during the entire Term of this Agreement and shall pay all premiums for the insurance. Evidence of insurance and of the payment of premiums shall be delivered to LICENSOR promptly.

12. Insurance for LICENSEE’s Personal Property. LICENSEE agrees at all times during the Term of this Agreement to keep, at LICENSEE’s sole expense, all of LICENSEE’s personal property, including equipment of LICENSEE’s that may be in the Offices from time to time, insured against loss or damage by fire and by any peril included within fire and extended coverage insurance for an amount that will insure LICENSEE’s ability to fully replace the personal property and equipment.

13. Valuables. Notwithstanding anything to the contrary contained herein, LICENSEE shall not keep, use or store valuable personal property in the Offices (exclusive of computers and office equipment).

14. Indemnification. Neither party shall be liable to the other, and each party hereby waives all claims against the other, for any injury or damage to any person or property in or about the Premises or any part of the Building by or from any cause whatsoever, except injury or damage resulting from the negligent acts or omissions of such party or its authorized agents Each party shall hold the other harmless from and defend it against any and all claims or liability for any injury or damage to any person or property whatsoever (a) occurring in, on or about the Premises or any part thereof, and (b) occurring in, on or about any Common Areas or the Building when that injury or damage was caused in part or in whole by the act, neglect, fault or omission of any duty by such party, its agents, servants, employees or invitees.

15. Confidentiality. If either party should obtain any non-public information concerning the other party or its clients, it agrees to inform the other party of such information and not to disclose such information to any third party unless required to do so by law. LICENSEE agree not to pursue LICENSOR’s clients to solicit work.

16. Assignment. LICENSEE shall not encumber, assign or otherwise transfer this Agreement, any right or interest in this Agreement, or any right or interest in the Offices without first obtaining the prior written consent of Lessor and LICENSOR. In addition, LICENSEE shall not allow any other person to occupy the Offices or any part of the Offices without the prior written consent of Lessor and LICENSOR. Any encumbrance, assignment, transfer or subletting without the prior written consent of Lessor and LICENSOR, whether voluntary or involuntary, by operation of law or otherwise, is void and shall, at the option of LICENSOR, terminate this Agreement.

17. Violation of Agreement. If LICENSEE shall fail to (i) make any payment due hereunder within five (5) days after notice from LICENSOR that said payment is overdue, or (ii) remedy any other violation of this Agreement within twenty (20) days after notice thereof from LICENSOR (or such longer period as may be reasonably required provided LICENSEE is proceeding with diligence to cure the violation), then at LICENSOR’s option exercisable by notice to LICENSEE, LICENSEE shall immediately vacate the Offices and this Agreement shall then terminate and LICENSOR may pursue any remedy LICENSOR may have at law or in equity.

18. Not a Sublease. LICENSEE acknowledges that this is a license agreement (not a sublease) and waives any notice to quit, notice to vacate, notice of intent, or similar notices which may otherwise be required by law. LICENSEE further acknowledges that this Agreement conveys no interest of any kind in or to the Offices, other than a license to use and occupy the Offices upon the terms and provisions contained herein. The parties agree that there exists no landlord and tenant relationship between LICENSOR and LICENSEE. LICENSEE shall be liable for LICENSOR’s damages if LICENSEE does not vacate the Offices as provided under this Agreement.

19. Compliance with Overlease. This Agreement is subject to the Overlease and LICENSEE agrees to observe and perform all of the terms, covenants, conditions, provisions and agreements to be performed by LICENSOR under the Overlease which relate to the Offices, except as otherwise provided herein and excluding any rent payable under the Overlease. If the Overlease shall terminate for any reason this Agreement shall terminate immediately and LICENSEE shall vacate the Offices immediately. LICENSOR will deliver to LICENSEE a copy of any notice of default received by LICENSOR that relates to the Offices.

20. Holdover, Use and Occupancy. LICENSOR and LICENSEE acknowledge and agree that should tenant hold over in possession after the expiration or sooner termination of the Agreement, such hold over shall not be deemed to extend the Term or renew the Agreement, but such holding over thereafter shall continue upon the covenants and conditions herein set forth except that the charge for use and occupancy of such holding over for each calendar month or parts thereof (even if such part shall be a fraction of a calendar month) shall be the sum of 1/12 of the highest annual base rent set forth in this Agreement times 2.5.

21. Notices. Any notice to be given under this Agreement shall be in writing and shall be sent by registered or certified mail, return receipt requested, or by nationally recognized overnight courier, addressed to (i) LICENSOR at the Building with a copy to Costaldo Law Group P.C., attention: Evan J. Costaldo, Esq., 30 Wall Street, 8th Floor, New York, NY 10005, and (ii) LICENSEE at the Building, with a copy to Each party shall have the right to designate, by notice in writing, any other address to which such party’s notice is to be sent. Any notice to be given by either party may be given by the attorneys for such party. Any notice shall be deemed given three (3) days after being sent by certified or registered mail, return receipt requested, and the next day if sent by overnight courier.

22. Broker. LICENSOR and LICENSEE each represents to the other that it did not have any dealings, either direct or indirect, with any real estate agent or broker in connection with this Agreement.

23. Miscellaneous. This Agreement constitutes the entire agreement between the parties. Paragraph headings are for ease of reference only and are not part of the agreement of the parties. This Agreement shall be governed by New York law. This Agreement may not be changed or terminated, or any provision hereof waived, orally.

24. Good faith Deposit. No depsit is required.

25. Miscellaneous. LICENSOR represents that he has the right to enter into this Agreement under the terms of their lease with the landlord known as Super Nova 330 LLC.

26. Extensions. The parties hereto may elect to extend this Agreement upon such terms and conditions as may be agreed upon in writing and signed by the parties at the time of any such extension, subject to Lessor’s consent.

27. Lessor’s Consent. This Agreement is subject to and conditional upon the consent of Lessor.

28. Certain existing furniture designated by the LICENSOR will remain in the Premises and the LICENSEE is granted use of them as long as this Agreement remains in effect free of charge.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have set their hands the date first written above.

OneQube Inc.

By:	/s/ Peter Bordes
Name:	Peter Bordes
Title:	Chairman, OneQube Inc.

KUBIENT

By:	/s/ Paul Roberts
Name:	Paul Roberts
Title:	CEO